                                                                     EXHIBIT 3.1



--------------------------------------------------------------------------------

                             AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION

                                      of

                     WEIGHT WATCHERS INTERNATIONAL, INC.

--------------------------------------------------------------------------------

                             AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION

                                      of

                     WEIGHT WATCHERS INTERNATIONAL, INC.

                                   ARTICLE I

            The name of the Corporation shall be Weight Watchers International, Inc.

                                  ARTICLE II

            The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, and any legislation succeeding thereto (the "VSCA").

            All references herein to "Articles of Incorporation" shall mean these Amended and Restated Articles of Incorporation, as subsequently amended or restated in accordance herewith and with the VSCA.

                                  ARTICLE III

            The aggregate number of shares that the Corporation shall have authority to issue shall be 10,000,000 shares of Preferred Stock, no par value per share (hereinafter called "Preferred Stock"), and 100,000,000 shares of Common Stock, no par value per share (hereinafter called "Common Stock").

            The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

      A. Preferred Stock

            1. Authority to Fix Rights of Preferred Stock. The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

                  (a) The annual or other periodic dividend, if any, payable on shares of such series, the time of payment thereof, whether any such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

                  (b) the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

                  (c) the amounts payable upon shares of such series in the
            event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

                  (d) the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

                  (e) the extent of the voting powers, if any, of the shares of such series;

                  (f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

                  (g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

                  (h) any other preferences and relative, optional or other
            special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

            2. Distinctive Designations of Series. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors, as reflected in articles of amendment to the Articles of Incorporation, with respect to any series at the time of the creation thereof.

            3. Restrictions on Certain Distributions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

      B. Common Stock

            1. Voting Rights. Subject to the provisions of the VSCA or of the Bylaws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by the VSCA or in articles of amendment to the Articles of Incorporation establishing any series of Preferred Stock pursuant to the provisions of Paragraph 1 of Part A of this Article III, the holders of outstanding shares of Common Stock of the Corporation shall possess exclusive voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

            2. Rights Upon Dissolution. Except as required by the VSCA or the Articles of Incorporation with respect to any rights upon dissolution of the Preferred Stock or any one or more series thereof, the holders of the Common Stock shall have the exclusive right to receive, pro rata according to the number of shares of Common Stock owned of record by each of them, the net assets of the Corporation upon dissolution and the full amount of any dividends or other distributions paid by the Corporation.

      C. General Provisions

            1. Redeemed or Reacquired Shares. Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (except as otherwise provided in Part D of this Article III with respect to the Series A Preferred Stock or unless prohibited by the articles of amendment creating any other series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

            2. No Preemptive Rights. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to such holders.

            3. Control Share Acquisition Statute. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

      D. Series A Preferred Stock.

            There is hereby established a series of the Corporation's authorized Preferred Stock, to be designated as the "Series A Preferred Stock, no par value per share." The designation and number, and relative rights, preferences and limitations of the Series A Preferred Stock, insofar as not already fixed by any other provision of these Articles of Incorporation, shall be as follows:

      1. Designation and Amount. The number of shares constituting the Series A Preferred Stock shall be 1,000,000, and the liquidation preference of the Series A Preferred Stock shall be $25.00 per share (the "Liquidation Value").

      2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to the Corporation's Common Stock and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock with respect to such matters (collectively with the Common Stock, the "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to such matters or which do not specify their rank (collectively referred to as "Parity Securities"); and
(iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof which specifically provides that such class or series will rank senior to the Series A Preferred Stock with respect to such matters (collectively referred to as "Senior Securities").

      3. Dividends.

            (a) The holders of shares of the Series A Preferred Stock shall be entitled to receive, as and when declared and out of funds legally available therefor, dividends in cash on each share of Series A Preferred Stock at an annual rate equal to 6% of the

      Liquidation Value. Such dividends shall be cumulative and shall accrue and be payable annually on July 31 of each year (each such date being a "Dividend Payment Date"), to holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be 15 days prior to the relevant Dividend Payment Date. With respect to any dividend that has been declared, if on the applicable Dividend Payment Date the Corporation is in default under its Senior Credit Agreement or any of its other Debt Agreements or if the payment of such dividend in cash would result in such a default, the payment of such declared dividend with respect to shares of Series A Preferred Stock on such date shall be deferred to the next Dividend Payment Date or other payment date provided pursuant to Section 3(d) below on which no default exists or would occur. Such unpaid dividends shall accrue interest at a rate of 6% per annum until paid in full. All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

            (b) In the case of dividend payments made on the first Dividend Payment Date with respect to shares of Series A Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from the Issue Date.

            (c) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to subparagraph (a) of this Section 3, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in subparagraph (a) of this Section 3 with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

            (d) Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be not less than 10 days and not more than 30 days prior to the payment date thereof. Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein.

            (e) (i) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities. Notwithstanding the foregoing, the Corporation may purchase, redeem or otherwise acquire, cancel or retire for value Junior Securities or options, warrants, equity appreciation rights or other rights to purchase or acquire Junior Securities (A) held by any existing or former employees or management of the Corporation or any Subsidiary of the Corporation or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or (B) issued in connection with the incurrence of debt under a Debt Agreement or the issuance of Senior Securities (other than securities issued to any Permitted Holder).

            (ii) No full dividends shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid (in cash) or declared and a sum set apart sufficient for such payment (in cash) on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other.

      4. Liquidation Preference.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to 100% of the Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A

      Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

            (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other Person shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

      5.    Redemption.

            (a) Optional Redemption. The Corporation may redeem, in whole or in part, the Series A Preferred Stock, at any time or from time to time, in the manner provided in Section 6(a) of this Part D (an "Optional Redemption"). Any Optional Redemption shall be at a price per share equal to 100% of the Liquidation Value thereof plus 100% of the sum of accrued and unpaid dividends thereon (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date).

            (b) Redemption Upon Change in Control or a Permitted Holder Public Sale. Upon the occurrence of a Change in Control or a Permitted Holder Public Sale (each a "Trigger Event"), the Series A Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part and in the manner provided in Section 6(b) of this Part D, at a redemption price per share payable in cash equal to 100% of the Liquidation Value plus accrued and unpaid dividends to the date of redemption (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date). After the occurrence of the Trigger Event, the Corporation shall redeem the number of shares specified in the holders' notices of election to redeem pursuant to Section 6(b) of this Part D on the date fixed for redemption. The Corporation's obligations pursuant to Section 5(b) of this Part D shall be suspended during any period when such redemption would be prohibited by the Corporation's Senior Credit Agreement or any of its other Debt Agreements.

      6. Procedure for Redemption.

            (a) If the Corporation elects to redeem Series A Preferred Stock pursuant to Section 5(a) of this Part D, the Corporation shall give written notice (an "Optional Redemption Notice") thereof by overnight courier or by facsimile transmission to each holder of Series A Preferred Stock at its address or facsimile number, as the case may be, as it appears in the records of the Corporation. Such notice shall set forth:
      (i) the redemption price; (ii) the redemption date (which date shall be no earlier than five days and no later than 60 days from the date the Optional Redemption Notice is sent); (iii) the procedures to be followed by such holder, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If less than all shares of Series A Preferred Stock are to be redeemed at any time, selection of such shares for redemption shall be made on a pro rata basis.

            (b) At any time prior to and in any event no later than five days after the occurrence of a Change in Control and no later than 25 days prior to the occurrence of a Permitted Holder Public Sale, the Corporation shall give written notice of such Trigger Event by overnight courier or by facsimile transmission to each holder of Series A Preferred Stock at its address or facsimile number, as the case may be, as it appears in the records of the Corporation, which notice shall describe such Trigger Event. Such notice shall also set forth: (i) each holder's right to require the Corporation to redeem shares of Series A Preferred Stock held by such holder as a result of such Trigger Event; (ii) the redemption price; (iii) the redemption date (which date shall be no later than 45 days from the date of the occurrence of such Trigger Event); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series A Preferred Stock, such holder shall deliver, within 15 days of the sending to it of the Corporation's notice described in this
      Section 6(b), a written notice (the "Holder's Election Notice') stating such holder's election and specifying the number of shares to be redeemed pursuant to Section 5(b) of this Part D.

            (c) If an Optional Redemption Notice has been sent by the Corporation as provided in Section 6(a) of this Part D, or notice of election has been delivered by the holders as provided in Section 6(b) of this Part D, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Series A Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

            7. Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Virginia) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.

            8. Voting Rights. Except as required by law or set forth below, the holders of the Series A Preferred Stock will have no voting rights with respect to their shares of Series A Preferred Stock. The approval of holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a class, shall be required to amend, repeal or change any of the provisions of the Articles of Incorporation of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely; provided that without the consent of each holder of Series A Preferred Stock, no amendment may reduce the dividend payable on or the Liquidation Value of the Series A Preferred Stock.

            9. Certain Covenants. Any holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Part D or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

            10. Definitions. For the purposes of this Part D, the following terms shall have the meanings indicated:

            "affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act or any successor provision. The terms "affiliated" and "non-affiliated" shall have meanings correlative to the foregoing.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Change in Control" shall mean (a) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Corporation (unless the Permitted Holders shall hold a higher percentage thereof or have the ability to elect or designate for election a majority of the Board of Directors of the Corporation); or

            (b) the adoption by the shareholders of the Corporation of a plan or proposal for the liquidation or dissolution of the Corporation; or

            (c) the merger or consolidation of the Corporation with another Person that is not an affiliate of the Corporation prior thereto or the sale or other disposition of all or substantially all the assets or property of the Corporation in one transaction or series of related transactions to a Person who is not an affiliate of the Corporation prior thereto.

            "Debt Agreement" shall mean any instrument or agreement governing indebtedness (whether now outstanding or hereinafter incurred) of the Corporation.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued.

            "Junior Securities" shall have the meaning set forth in Section 2 of this Part D.

            "Parity Securities" shall have the meaning set forth in Section 2 of this Part D.

            "Permitted Holder" shall mean Artal Luxembourg S.A. and any of its affiliates, but in the case of any affiliate, only for so long as it continues to be an affiliate of Artal Luxembourg S.A.

            "Permitted Holder Public Sale" shall mean a sale for cash by a Permitted Holder of all or part of the Common Stock in a registered, secondary public offering.

            "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company or other entity.

            "Senior Credit Agreement" shall mean the Senior Credit Agreement, dated as of September 29, 1999, among the Corporation, WW Funding Corp., various financial institutions, The Bank of Nova Scotia, as Administrative Agent, BHF
(USA) Capital Corporation, as Documentation Agent, and Credit Suisse First Boston, as Syndication Agent, and the term Senior Credit Agreement shall also include any amendments, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder.

            "Senior Securities" shall have the meaning set forth in Section 2 of this Part D.

            "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

            "Trigger Event" shall have the meaning set forth in Section 5(b) of this Part D.

            "Voting Stock" of a corporation means all classes of capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                                  ARTICLE IV

            1. The number of directors shall be as specified in the Bylaws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws.

            2. Subject to the rights of the holders of any Preferred Stock then outstanding, directors may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast by each voting group that is entitled to vote generally in the election of directors.

            3. Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the VSCA, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely (i) by the Board of Directors or (ii) at a meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

            4. No provision of any agreement, plan or related document contemplated by Section 13.1-646 of the VSCA and approved by the Board of Directors shall be considered to be a limitation on the authority or power of the Board of Directors but, if so considered, is hereby authorized by these Articles of Incorporation.

                                   ARTICLE V

            Except as expressly otherwise required in the Articles of Incorporation, to be approved, action on a matter involving (i) an amendment or restatement of the Articles of Incorporation for which the VSCA requires shareholder approval, (ii) a plan of merger or share exchange for which the VSCA requires shareholder approval, (iii) a sale of assets other than in regular course of business or (iv) the dissolution of the Corporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote.

                                  ARTICLE VI

            1. Every person who is or was a director, officer or employee of the Corporation, or who, at the request of the Corporation, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Corporation or any such other corporation, entity, plan or otherwise), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation, or such other corporation, entity or plan while serving at the request of the Corporation, whether or not he continues to be such at the time such liability or expense is incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

            As used in this Article VI: (a) the terms "liability" and "expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee; (b) the terms "director," "officer" and employee," unless the context otherwise requires, include the estate or personal representative of any such person; (c) a person is considered to be serving an employee benefit plan as a director, officer or employee of the plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or, in connection with the plan, to participants in or beneficiaries of the plan; (d) the term "occurrence" means any act or failure to act, actual or alleged, giving rise to a claim, action or proceeding; and (e) service as a trustee or as a member of a management or similar committee of a partnership, joint venture or limited liability company shall be considered service as a director, officer or employee of the trust, partnership, joint venture or limited liability company.

            The termination of any claim, action or proceeding, civil or criminal, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this Paragraph 1. The burden of proof shall be on the Corporation to establish, by a preponderance of the evidence, that the relevant standards of conduct set forth in this Paragraph 1 have not been met.

            2. Any indemnification under Paragraph 1 of this Article VI shall be made unless (a) the Board, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim, action or proceeding involved and who are not at the time parties to such claim, action or proceeding (provided there are at least two such directors), finds that the director, officer or employee has not met the relevant standards of conduct set forth in such Paragraph 1, or (b) if there are not at least two such directors, the Corporation's principal Virginia legal counsel, as last designated by the Board as such prior to the time of the occurrence giving rise to the claim, action or proceeding involved, or in the event for any reason such Virginia counsel is unwilling to so serve, then Virginia legal counsel mutually acceptable to the Corporation and the person seeking indemnification, deliver to the Corporation their written advice that, in their opinion, such standards have not been met.

            3. Expenses incurred with respect to any claim, action or proceeding of the character described in Paragraph 1 of this Article VI shall, except as otherwise set forth in this Paragraph 3, be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article
      VI. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's final ability to make repayment. Notwithstanding the foregoing, the Corporation may refrain from, or suspend, payment of expenses in advance if at any time before delivery of the final finding described in Paragraph 2 of this
      Article VI, the Board or Virginia legal counsel, as the case may be, acting in accordance with the procedures set forth in Paragraph 2 of this
      Article VI, finds by a preponderance of the evidence then available that the officer, director or employee has not met the relevant standards of conduct set forth in Paragraph 1 of this Article VI.

            4. No amendment or repeal of this Article VI shall adversely affect or deny to any director, officer or employee the rights of indemnification provided in this Article VI with respect to any liability or expense arising out of a claim, action or proceeding based in whole or substantial part on an occurrence the inception of which takes place before or while this Article VI, as set forth in these Articles of Incorporation, is in effect. The provisions of this Paragraph 4 shall apply to any such claim, action or proceeding whenever commenced, including any such claim, action or proceeding commenced after any amendment or repeal of this Article VI.

            5. The rights of indemnification provided in this Article VI shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law.

            6. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VI, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

                                  ARTICLE VII

            1. A special meeting of the shareholders of the Corporation for any purpose or purposes may be held at any time upon the call of (a) the Chairman of the Board or the President of the Corporation or (b) the holders of a majority of the votes entitled to be cast on any issue proposed to be considered at such special meeting, provided, that all of such shareholders must sign, date and deliver to the Corporation's secretary one or more demands for such meeting describing the purpose or purposes for which it is to be held.

            2. For such periods as the Corporation shall have fewer than 300 shareholders, any action required or permitted by the VSCA to be taken at a shareholders' meeting may be taken without a meeting and without prior notice, if the action is taken by the written consent of shareholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum number (or the applicable minimum numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.